UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 26, 2017

GIGAMON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35957	26-3963351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 831-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant if an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 26, 2017, Gigamon Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ginsberg Holdco, Inc. (“Newco”) and Ginsberg Merger Sub, Inc., a wholly-owned subsidiary of Newco (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Newco. Newco and Merger Sub were formed by Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Funds”), funds affiliated with Elliott Management Corporation (“Elliott”). Capitalized terms not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time, each share of common stock, par value $0.0001 per share (“Shares”), of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (including Shares of Restricted Stock and excluding Dissenting Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $38.50, without interest thereon (the “Merger Consideration”). At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option multiplied by (y) the total number of Shares issuable upon the exercise in full of such Company Option. At the Effective Time, each Restricted Stock Unit outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration multiplied by (y) the total number of Shares subject to such award of Restricted Stock Units. With respect to any Shares of Performance Restricted Stock or Performance Restricted Stock Units, the achievement of all performance goals applicable thereto will be based on actual performance as set forth in the applicable agreements governing the award, any earned portion of such award will be eligible to be cancelled and converted into the right to receive an amount in cash as described above with respect to Company Common Stock or Restricted Stock Units, as applicable, and any unearned portion of such award shall be cancelled without any cash payment or other consideration being made in respect thereof.

Newco has secured committed financing, consisting of a combination of equity financing to be provided by the Elliott Funds and debt financing from Jefferies Finance LLC, the aggregate proceeds of which will be sufficient for Newco to pay the aggregate merger consideration and all related fees and expenses. Newco has committed to use its reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter entered into in connection with the Merger Agreement on October 26, 2017. The transaction is not subject to any financing condition.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the Company’s stockholders.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with certain exceptions for alternative acquisition proposals that are or are reasonably likely to lead to Superior Proposals.

The Merger Agreement contains certain termination rights for the Company and Newco. Upon termination of the Merger Agreement in connection with the Company accepting a Superior Proposal or due to the Company Board’s change or withdrawal of its recommendation of the Merger, the Company will be required to pay Newco a termination fee of $47.2 million. This termination fee will also be payable if the Merger Agreement is terminated because the Company’s stockholders did not vote to adopt the Merger Agreement(or the termination date for the transaction (as described below) occurs before the stockholder approval is obtained) and prior to such termination, a proposal to acquire at least 50% of the Company’s stock or assets is publicly announced (or delivered to the Company’s Board of Directors) and the Company enters into an agreement for, or completes, an alternative acquisition transaction within one year of termination.

Upon termination of the Merger Agreement under other specified circumstances, Newco will be required to pay the Company a termination fee of $94.4 million. The termination fee will become payable by Newco if it fails to consummate the Merger after certain conditions are met, if Newco breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met, or if either party terminates because of the termination date, and at the time of such termination, the Company was otherwise entitled to terminate the Merger Agreement for either of the above reasons. The Elliott Funds have provided the Company with a limited guaranty in favor of the Company (the “Limited Guarantee”). In the aggregate, the Limited Guarantee guarantees the payment of the termination fee payable by Newco and certain reimbursement obligations that may be owed by Newco to the Company pursuant to the Merger Agreement. The Merger Agreement also provides that, under certain conditions, either party may specifically enforce the other party’s obligations under the Merger Agreement.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Newco may terminate the Merger Agreement if the Merger is not consummated by April 25, 2018.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Newco, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Agreement.

In connection with the entry of the Merger Agreement, the Elliott Funds have delivered to the Company a Voting Agreement obligating the Elliott Funds to vote all Shares owned by them in favor of the Merger. The foregoing description of the Voting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is attached as Exhibit 99.1 and is incorporated herein by reference.

On October 26, 2017, the Company issued a press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 2.02

Results of Operations and Financial Condition

On October 26, 2017, the Company issued a press release announcing its financial results for the third quarter ended September 30, 2017. The full text of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

This information is intended to be furnished under Item 2.02 of Form 8-K, “Results of Operations and Financial Condition” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2017, by and among Ginsberg Holdco, Inc., Ginsberg Merger Sub, Inc., and Gigamon Inc.

99.1	Voting Agreement, by and among Elliott Capital Advisors, L.P., Elliott International, L.P. and Gigamon Inc., dated October 26, 2017.

99.2	Press Release of Gigamon Inc., dated October 26, 2017.

99.3	Press Release issued by Gigamon Inc., dated October 26, 2017.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2017, by and among Ginsberg Holdco, Inc., Ginsberg Merger Sub, Inc., and Gigamon Inc.

99.1	Voting Agreement, by and among Elliott Capital Advisors, L.P., Elliott International, L.P. and Gigamon Inc., dated October 26, 2017.

99.2	Press Release of Gigamon Inc., dated October 26, 2017.

99.3	Press Release issued by Gigamon Inc., dated October 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGAMON INC.

By:	/s/ Paul B. Shinn
Paul B. Shinn
Chief Legal Officer and Senior Vice President of Corporate Development

Date: October 26, 2017